FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “First Amendment”) is made and is effective as of August 26, 2009, by and between Heritage Oaks Bank, a California state chartered bank (“Bank”) and Joanne Funari (“Executive”).

RECITALS

This First Amendment is made with regard to the following facts:

F.	Executive is currently employed by the Bank pursuant to that certain Employment Agreement dated on May 29, 2007 by and between the Bank and the Executive (the “Agreement”).

G.
Heritage Oaks Bancorp (the “Company”), the Bank’s holding company, closed a transaction with the United States Department of Treasury (the “Treasury”) and as a result, became a participant in the Capital Purchase Program (“CPP”), as authorized under the Troubled Asset Relief Program (“TARP”).

H.
As a result of the Company’s participation in the CPP, the Company and its subsidiaries, including the Bank, are subject to executive compensation and other restrictions as set forth in the CPP, as modified by the American Recovery and Reinvestment Act of 2009 (“ARRA”) and the Interim Final Rule on TARP Standards for Compensation and Corporate Governance published in the Federal Register on June 15, 2009 (the “Interim Final Rule”).

I.	Executive and Bank desire to amend the terms of the Agreement in the manner set forth herein for the purpose of complying with TARP.

TERMS

In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

12.	Section 1(c) of the Agreement is hereby removed in its entirety and amended to read as follows:

(c)	“Cause” means:

(i)
Executive’s failing to perform her duties and obligations as an employee of the Company and failing to cure such breach within 15 days following delivery to Executive of written notice specifying in reasonable detail the failures to perform;

(ii)	Executive’s engaging in either grossly negligent conduct or willful misconduct in connection with the performance of her duties as an employee of the Company;

(iii)
The conviction of Executive for any crime which constitutes a felony (other than a vehicular violation not involving theft or fraud) in the jurisdiction in which committed and which involves an act of theft or fraud, or the entry by Executive of a plea of guilty or nolo contendre to such a felony in any jurisdiction;

(iv)	Any violation by Executive of her fiduciary duty to the Company which has the effect of unlawfully converting for Executive’s own personal benefit, any material property or prospect of the Company;

(v)	The repeated consumption of alcohol or drugs in a manner that materially impairs Executive abilities to perform her duties under this Agreement;

(vi)	Executive’s personal dishonesty;

(vii)
Executive engages, or is alleged to have engaged, in activity which, in the opinion of the Board or the Bank’s Chief Executive Officer, could materially adversely affect the Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as determined by the Board or the Bank’s Chief Executive Officer, as the case may be, in good faith, after Executive has been given written warning specifically advising her that she has engaged in such activity, and after Executive has been given a reasonable time period (not to exceed 15 days) after such warning to provide assurance to the Board or the Bank of her continuing fitness and ability to perform her duties; or

(viii)	Executive’s material breach of any provision of the Agreement or the Employment Agreement.

13.	Section 7(e) of the Agreement is hereby removed in its entirety and amended to read as follows:

(e)
Resignation for Good Reason.  Either before or following a Change in Control during the Term hereof, Executive may, under the following circumstances, regard Executive’s employment as being constructively terminated by the Bank (and in such case Executive’s employment shall terminate) and may, therefore, Resign for Good Reason within 90 days of Executive’s discovery of the occurrence of one or more of the following events, any of which shall constitute “Good Reason” for such Resignation for Good Reason:

(i)
If the Company, without the prior written consent of Executive, reduces, by more than ten percent (10%), Executive’s base salary or any bonus compensation applicable to her as in effect prior to such reduction other than as part of a Company-wide reduction in compensation expenses that similarly affects all other senior members of management at and above Executive’s pay grade or as required by the United States Department of Treasury for the purpose of compliance with the restrictions on executive compensation as set forth by the CPP as authorized under the TARP, and those laws and/or amendments thereto that modify the terms thereof;

(ii)
If the Company, without the prior written consent of Funari, deprives Funari of the title of Executive Vice President of Heritage Oaks Bank and President of Business First Bank, a division of Heritage Oaks Bank or materially diminishes the authority delegated to Funari in her capacity as a member of the Executive Committee of Heritage Oaks Bank and as President of Business First Bank, a division of Heritage Oaks Bank;

(iii)	If the Company, without the prior written consent of Funari, requires Funari to relocate her principal place of business outside of Santa Barbara County;

(iv)
A  failure by the Company to maintain any of the benefits and perks to which Funari was entitled at a level substantially equal to or greater than the value of those benefits and perks in effect immediately prior to such change in benefits or perks; or the taking of any action by the Company which would materially affect Funari’s participation in or reduce Funari’s benefits under any such benefits or ‘perks’ plans, programs or policies, or deprive Funari of any material fringe benefits enjoyed by her immediately prior to any such action;

(v)	Any purported Termination of Funari’s employment by the Company other than those effected in good faith pursuant to Sections 7(a) and 7(b) of the Agreement;

(vi)	The failure of the Company to obtain the assumption of the Agreement by any successor; or

(vii)	The receipt by Funari of a Notice of Non-Renewal per the Agreement.

14.	The following will be added as Section 6(b)(iv) to the Agreement:

(c)
(iv)
If the Company is subject to the executive compensation limitations under the TARP at the time Executive receives a bonus under this section, any and all such bonuses and/or portions thereof shall be subject to forfeiture and/or repayment by the Executive to the Company if the payment of such bonus was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

15.	Section 8(h) of the Agreement is hereby removed in its entirety and amended to read as follows:

(h)           Reduction of Payment; IRC Section 409A Compliance.

(i)
Notwithstanding anything in the foregoing to the contrary, if the payments made to Executive following a Termination Without Cause or Resignation For Good Reason or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Bank would constitute a “parachute payment” (as defined in Section 280G of the Code), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that (A) the parties acknowledge that the foregoing payment is for services to be rendered in the event of a Change in Control over and above those normally and reasonably expected of the Executive, and (B) the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by the Bank’s independent auditors or if such firm is no longer providing tax services to Bank to such other tax advisor as shall be mutually acceptable to Bank and Executive, and such determination shall be conclusive and binding on the Bank and Executive with respect to the treatment of the payment for tax reporting purposes.

(ii)
This Agreement, and any payments or benefits hereunder, are made expressly subject to and conditioned upon compliance with all federal and state law, regulations and policies relating to the subject matter of this Agreement, including but not limited to the provisions of law codified at 12 U.S.C. Section 1828(k), the regulations of the FDIC codified as 12 C.F.R. Part 359, and any successor or similar federal or state law or regulation applicable to the Bank or Bancorp.  Employee acknowledges that he understands the sections of law and regulations cited above and that Bank’s and Bancorp’s obligations to make payments hereunder are expressly relieved if such payments violate any federal or state law or regulation applicable to the Bank or Bancorp.

(iii)
If the Company is subject to the executive compensation limitations under TARP at the time the Executive receives payment(s) under sections 8(d) and/or 8(e) and any such payment(s), together with any other payments which Executive has the right to receive from the Company, exceed the limits allowed for Executive established under TARP, then the aggregate payments pursuant to this Agreement, and any other agreement with Executive, shall be reduced to the largest amount as will result in no portion of such payments violating the executive compensation limitations under TARP.

(iv)
Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank and Executive that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices (including but not limited to Notice 2007-86).  In the event of any ambiguity in terms, or in the event further clarification of any term or provision is necessary, all interpretations and payouts of benefits based thereon shall be in accordance with IRC 409A and any related notices or guidance thereon.

16.	Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

17.
This First Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

18.	Except as herein amended, the Agreement shall remain in full force and effect.

19.	This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	HERITAGE OAKS BANK
/s/ Joni Watson	/s/ Ron Oliveira
	Its:	EVP and COO
Print name:	Ron Oliveira

THE EXECUTIVE

/s/ Denise Sandford	/s/ Joanne Funari
Witness	Joanne Funari